UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 6, 2014 (July 31, 2014)

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12138	04-2619298
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

39 Brighton Avenue, Allston, Massachusetts	02134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 783-0039

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 31, 2014, New England Realty Associates Limited Partnership (the “Company”) entered into an Credit Agreement with KeyBank National Association (“KeyBank”), as administrative agent, and the lenders party thereto (the “ Credit Agreement”). The information included in Item 2.03 of this report, which includes a description of the material terms and conditions of the Credit Agreement, is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2014, the Company entered into the Credit Agreement with KeyBank as administrative agent and the lenders party thereto. The Credit Agreement provides for borrowings under a $25 million three year revolving credit facility (the “Revolving Credit Facility”) with a $5 million sublimit for standby letters of credit.

Proceeds from the Revolving Credit Facility may be used for working capital, capital expenditures and other lawful purposes including acquisitions, but may not be used for repurchases of the Company’s securities.  As of August 6, 2014, the outstanding principal balance under the Revolving Credit Facility was $0.

The Revolving Credit Facility matures on July 31, 2017, unless terminated earlier in accordance with its terms.

Borrowings under the Revolving Credit Facility will bear interest at rates equal to (i) a LIBOR rate plus 350 basis points (a “LIBOR Rate Loan”) or (ii) the higher of (a) the prime rate plus 250 basis points; (b) the federal funds rate plus 0.50% per annum and (c) the LIBOR rate for an interest period of 1 month plus 1.0% per annum (a “Base Rate Loan”). In each case the interest rate increases upon an event of default.  The Company, in its sole discretion, may elect whether an individual loan is a LIBOR Loan or a Base Rate Loan and may, subject to certain conditions set forth in the Credit Agreement convert a loan from one type or another provided that the Company may not have more than four LIBOR Rate Loans outstanding at any time.

The Company is required to repay the aggregate principal amount of all loans under the Revolving Credit Facility by the termination date thereof. Interest payments on all loans under the Revolving Credit Facility are payable monthly in arrears on specified dates set forth in the Credit Agreement. The Credit Agreement also contains provisions for optional prepayment without penalty.

The Company paid arrangement and agency fees and upfront fees and will pay facility fees based on each lender’s respective commitments under the Credit Agreement. The Company will also pay a letter of credit fee with respect to each letter of credit based on the average daily amount available to be drawn on the letter of credit, at a rate equal to the applicable margin specified in the Credit Agreement. The facility fees and letter of credit fees are payable quarterly in arrears.

The Credit Agreement contains customary representations, warranties and covenants. The financial covenants include a maximum total debt to EBITDA ratio and a minimum interest coverage ratio. Other covenants include, but are not limited to, limitations on:

(i) liens, (ii) dispositions of assets, (iii) mergers and consolidations, (iv) loans and investments, and (v) establishing employee benefit plans.

The Credit Agreement contains customary events of default, including a cross default provision and change of control provisions. If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Revolving Credit Facility.

Item 9.01 Financial Statements and Exhibits

Exhibit No.

10.1 -  Credit Agreement dated July 31, 2014, among the Company, Keybank National Association (“Keybank”), and certain Lenders.

10.2 - Note dated July 31, 2014, in the principal amount of $25,000,000 made by Company.

10.3 - Non Recoursre Carve Out Guaranty dated July 31, 2014, in favor of Keybank.

10.4 - Ownership Interest Pledge and Security Agreement dated July 31, 2014, among the Companhy, Keybank and certain Lenders.

The foregoing summary of the Credit Agreement and related documents is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement and related documents, copies of which are attached hereto as Exhibits 10.1-10.4 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW ENGLAND REALTY ASSOCIATES

LIMITED PARTNERSHIP

	By:	NewReal, Inc., its General Partner

		By	/s/ Ronald Brown

Ronald Brown, its President

Date August 6, 2014